Exhibit 99.2
PRESS RELEASE

Ardea	John Beck
Contact:	Ardea Biosciences, Inc.
(858) 652-6523
jbeck@ardeabio.com

Media	Heidi Chokeir, Ph.D.
Contact:	Russo Partners, LLC
(619) 528-2217
heidi.chokeir@russopartnersllc.com
Ardea Biosciences Reports Positive Results from Combination of RDEA594 and Febuxostat
SAN DIEGO, December 1, 2009 — Ardea Biosciences, Inc. (Nasdaq: RDEA) today announced positive results from the first dosing group of an ongoing drug-drug interaction and pharmacodynamic study of RDEA594, its lead product candidate for the treatment of hyperuricemia and gout, and febuxostat (Uloric®, Takeda Pharmaceutical Company Limited; Adenuric®, Ipsen). This randomized, placebo-controlled study in normal healthy volunteers with baseline serum urate levels of greater than 5 mg/dL is designed to evaluate the potential for pharmacokinetic drug interactions, as well as the serum urate-lowering effect, safety and tolerability of escalating doses of RDEA594, administered once-daily (QD) in combination with 40 mg febuxostat.
In the first two periods of the initial dosing group, 18 subjects received either 200 mg of RDEA594 QD or matching placebo for 7 days or 40 mg of febuxostat QD for 7 days, and then the combination of the two regimens for 7 days. The combination of RDEA594 and febuxostat in this first dosing group was well tolerated and no pharmacokinetic drug interactions were observed. After one week of dosing as monotherapy, both RDEA594 and febuxostat produced a mean reduction in serum urate of approximately 40% from baseline. When administered in combination for 7 days, the two agents produced a mean reduction in serum urate of approximately 60% from baseline, with intraday reductions of almost 75%. No clinically relevant adverse effects or laboratory abnormalities were observed during administration of RDEA594. Two subjects experienced grade 2 increases in a liver enzyme while receiving febuxostat alone. Based on these positive results, we have initiated a second dosing group evaluating 400 mg of RDEA594 QD in combination with 40 mg of febuxostat QD.
“The substantial reduction in serum uric acid observed when RDEA594 and febuxostat are co-administered indicate that these two oral agents with complementary mechanisms may be able to accelerate improvement in tophaceous gout compared to single agent therapy,” commented John S. Sundy MD, PhD, associate professor of medicine and head of the Section of Allergy and Clinical Immunology in the Division of Pulmonary, Allergy and Critical Care Medicine at Duke University Medical Center and a member of Ardea’s scientific advisory board. “I look forward to studying this combination in patients with advanced disease.”
“Similar reductions in serum urate produced when RDEA594 and febuxostat were administered alone, and the substantial reduction produced when these agents were administered in combination supports our strategy to develop RDEA594 as both monotherapy and in combination with xanthine oxidase inhibitors, such as febuxostat or allopurinol,” added Barry D. Quart, PharmD, Ardea’s president and chief executive officer. “With the dramatic reduction in serum uric acid observed when RDEA594 and febuxostat are administered in combination, together these agents may be able to produce reductions in tophaceous gout previously achieved only with intravenous therapy.”
In addition to this study, RDEA594 is currently being administered in a Phase 2b single-agent dose-response study evaluating the safety and urate-lowering effects of 200, 400 and 600 mg of RDEA594, a Phase 2b study evaluating RDEA594 as an add-on to allopurinol in patients that do not respond adequately to allopurinol alone, and a study in gout patients with renal impairment.
About Hyperuricemia and Gout
Gout is a painful and debilitating disease caused by abnormally elevated levels of uric acid in the blood stream. Approximately 90% of gout patients are considered to be under-excretors of uric acid, which leads to excessive levels of uric acid in the blood. Our most advanced product candidate, RDEA594, is a selective inhibitor of URAT1, a transporter in the kidney that regulates uric acid excretion from the body. Increasing renal excretion of uric acid by moderating URAT transporter activity may provide the most physiologically appropriate treatment for gout.
About Ardea Biosciences, Inc.
Ardea Biosciences, Inc., of San Diego, California, is a biotechnology company focused on the development of small-molecule therapeutics for the treatment of gout, cancer and human immunodeficiency virus (HIV). RDEA594, our lead product candidate in development for the treatment of hyperuricemia and gout, is a selective URAT1 transporter inhibitor in Phase 2 clinical development. Our next-generation URAT1 inhibitor, RDEA684, is currently in preclinical development. RDEA119, a potent and specific inhibitor of mitogen-activated ERK kinase (MEK), is being developed under a global license agreement with Bayer HealthCare. RDEA119 is being evaluated as a single agent in a Phase 1 study in advanced cancer patients and in a Phase 1/2 study in combination with sorafenib (Nexavar®; Bayer HealthCare, Onyx Pharmaceuticals) in advanced cancer patients. RDEA806, for the treatment of HIV, is a non-nucleoside reverse transcriptase inhibitor (NNRTI) that has successfully completed a Phase 2a study in HIV patients. RDEA427, a next generation NNRTI, has superior pharmacokinetic properties, and even greater activity against a wide range of drug-resistant viral isolates than RDEA806. We have evaluated RDEA427 in a human micro-dose pharmacokinetic study.
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our plans and goals, the expected properties and benefits of RDEA594, RDEA684, RDEA119, RDEA806, RDEA427 and our other compounds and the timing and results of our preclinical, clinical and other studies. Risks that contribute to the uncertain nature of the forward-looking statements include risks related to the outcome of preclinical and clinical studies, risks related to regulatory approvals, delays in commencement of preclinical and clinical studies, costs associated with our drug discovery and development programs and risks related to the outcome of our business development activities, including collaboration or licensing agreements. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, under the headings “Risk Factors.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.
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